Exhibit 99.1

SPAR Group Announces Financial Results for the Three Months Ended March 31, 2015

WHITE PLAINS, N.Y., May 14, 2015 (GLOBE NEWSWIRE) -- SPAR Group, Inc. (SGRP) ("we", the "Company" or "SPAR Group"), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced its financial results for the three months ended March 31, 2015. Revenue for the 2015 first quarter totaled $29 million, an increase of 4% compared to the same period in 2014. Adjusting for the impact of foreign currency translation, revenue growth year-over-year was 21%.

Jill Blanchard, Chief Executive Officer of SPAR Group, commented, “Our financial results during the first quarter of 2015 fell in line with our expectations. Revenue increased year-over-year 4% led by our international division. Both domestic and international gross profit margins improved year-over-year and overall our gross profit margin improved to 23.6% compared to 22.2% last year. We are particularly pleased with our net profit internationally. We have continued to refine our operations in each country and have experienced above average performance from South Africa, India and Mexico.

Jill Blanchard continued, “This week we began to unveil some of the exciting changes that we are aggressively pursuing at SPAR Group. We officially launched our new corporate website, which includes client access to the industry’s first seamless global retail service operations system, SPARtrac™. This tool is the wave of the future in our industry. We are making a dedicated effort to invest through R&D and personnel to ensure that we remain leaders in this movement.”

Financial Highlights for the First Quarter Ending March 31, 2015

●	Revenue totaled $29 million, an increase of 4%, as compared to $28 million in 2014;
●	International revenue totaled $18 million, an increase of 7% as compared to $17 million in 2014;
●	International revenue accounted for 62% of revenue during the first quarter of 2015;
●	Domestic revenue totaled $11 million, remained flat vs. 2014;
●	Gross profit totaled $6.9 million, an increase of 11%, as compared to $6.2 million in 2014;
●	Gross profit margin was 23.6% as compared to 22.2% in 2014;
●	Net income (loss) attributable to SPAR Group, Inc. totaled $74,000 as compared to net loss of $369,000 in 2014;
●	Working capital as of March 31, 2015 was $15.8 million.

Comparative Financial Results;

	For the Three Months Ended March 31,
			Change
	2015	2014	$	%

Net Revenue:
Domestic	$10,972	$10,958	$14	0.1%
International	18,294	17,078	1,216	7.1%
Total	$29,266	$28,036	$1,230	4.4%

Gross Profit:
Domestic	$3,379	$3,041	$338	11.1%
International	3,534	3,189	345	10.8%
Total	$6,913	$6,230	$683	11.0%

	For the Three Months Ended March 31,
			Change
	2015	2014	$	%
Operating income (loss):
Domestic	$(74)	$(264)	$190	72.0%
International	423	161	262	162.7%
Total	$349	$(103)	$452	438.8%

Net income (loss) attributable to SPAR Group, Inc.:
Domestic	$(96)	$(300)	$204	68%
International	22	(69)	91	131.9%
Total	$(74)	$(369)	$295	79.9%

Earnings per Basic and Diluted Share:
	$0.00	$(0.02)	$0.02

Domestic net revenues totaled $11.0 million in the three months ended March 31, 2015, compared to $10.9 million for the same period in 2014.

International net revenues totaled $18.3 million for the three months ended March 31, 2015, compared to $17.1 million for the same period in 2014, an increase of $1.2 million or 7.1%. The increase in net revenues was primarily due to incremental revenue from the integration of the acquisition in China and increased revenue in South Africa, Canada and India, partially offset by lower revenue in Japan, Mexico, Australia and Turkey. Adjusting for the impact of foreign currency translation, revenue growth year-over-year was 35.2%.

Domestic gross profit margin for the three months ended March 31, 2015, was 30.8% compared to 27.8% for the same period in 2014. The increase in gross profit margin of 3 percentage points was due primarily to a favorable mix of project work compared to last year.

International gross profit margin for the three months ended March 31, 2015, improved to 19.3% compared to 18.7% for the same period last year. The improvement in gross margin over last year was primarily due to lower cost margin business in South Africa, Japan and Turkey, partially offset by higher cost margin business in Mexico and India.

The Company reported a net income (loss) attributable to SPAR Group, Inc. of $74,000 for the period ended March 31, 2015, or $0.00 per share, compared to a net loss of $369,000 for the period ended March 31, 2014, or $0.02 per share.

Balance Sheet as of March 31, 2015

As of March 31, 2015, cash and cash equivalents totaled $4.3 million. Working capital was $15.8 million and current ratio was 2.1 to 1. Total current assets and total assets were $30.2 million and $42.6 million, respectively. Total current liabilities and total liabilities were $14.4 million and $19.8 million respectively, total equity was $22.8 million as of March 31, 2015.

Conference Call Details:

Date: Friday, May 15, 2015
Time: 11 a.m. ET
TOLL-FREE: 1-888-329-8893
TOLL/INTERNATIONAL: 1-719-457-2648

Webcast: http://investors.sparinc.com/releases.cfm or http://public.viavid.com/index.php?id=114600

It is recommended that participants dial in approximately 5 to 10 minutes prior to the start of the 11:00 a.m. ET call. A telephonic replay of the conference call may be accessed approximately three hours after the call through May 22, 2015 by dialing 1-877-870-5176 or 1-858-384-5517 for international callers, and entering the replay pin number 7280893.

About SPAR Group

SPAR Group, Inc. is a diversified international merchandising and marketing services Company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. The Company provides merchandising and other marketing services to manufacturers, distributors and retailers worldwide, primarily in mass merchandiser, office supply, value, grocery, drug, independent, convenience, toy, home improvement and electronics stores, as well as providing furniture and other product assembly services, audit services, in-store events, technology services and marketing research. The Company has supplied these project and product services in the United States since certain of its predecessors were formed in 1979 and internationally since the Company acquired its first international subsidiary in Japan in May of 2001. Product services include restocking and adding new products, removing spoiled or outdated products, resetting categories "on the shelf" in accordance with client or store schematics, confirming and replacing shelf tags, setting new sale or promotional product displays and advertising, replenishing kiosks, providing in-store event staffing and providing assembly services in stores, homes and offices. Audit services include price audits, point of sale audits, out of stock audits, intercept surveys and planogram audits. Other merchandising services include whole store or departmental product sets or resets (including new store openings), new product launches, in-store demonstrations, special seasonal or promotional merchandising, focused product support and product recalls. The Company currently does business in 9 countries that encompass approximately 50% of the total world population through its operations in the United States, Canada, Japan, South Africa, India, China, Australia, Mexico and Turkey. For more information, please visit the SPAR Group's website at http://www.sparinc.com.

Forward-Looking Statements

Certain statements in this news release and made in the update conference call referenced above are forward-looking, including (without limitation) any expectations, guidance or other information respecting the pursuit or achievement of the Company's five corporate objectives (growth, customer value, employee development, productivity & efficiency, and earnings per share), building upon the Company's strong foundation, leveraging compatible global opportunities, improving on the value we already deliver to customers, our growing client base, continuing balance sheet strength, customer contract expansion, growing revenues and becoming profitable through organic growth and acquisitions, attracting new business that will increase SPAR Group's revenues, improving product mix, continuing to maintain or reduce costs and consummating any transactions. You should not place undue reliance on the Company's forward-looking statements and similar information because they are based on the Company's plans, intentions, expectations and estimates (although it believes them to be reasonable) and involve known and unknown risks, uncertainties and other unpredictable factors (many of which are beyond the Company's control) that could cause them to fail to occur or be realized or to be materially and adversely different from those the Company planned, intended, expected or estimated.

You should carefully review the risk factors described in the Company's most recent Annual Report (See Item 1A – Risk Factors) and any other risks, cautions or information contained or incorporated by reference into the Company's most recent Annual Report or more recent Quarterly and Current Reports as filed with the Securities and Exchange Commission (each a "SEC Report"). The Company's forward-looking statements, risk factors and other risks, cautions and information (whether contained in this news release, the update conference call referenced above or any applicable SEC Report) are based on the information then available to the Company and speak only as of the applicable date. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these matters or how they may arise or affect the Company. Over time, the Company's actual assets, business, capital, cash flow, credit, expenses, financial condition, income, liabilities, liquidity, locations, marketing, operations, performance, prospects, sales, strategies, taxation or other achievements, results, risks, trends or condition will likely differ from those expressed or implied by the Company's forward-looking statements, and such difference could be significant and materially adverse to the Company and the value of your investment in the Company's Common Stock. The Company does not intend or promise to publicly update or revise any forward-looking statements, risk factors or other risks, cautions or information (in whole or in part), whether as a result of new information, risks or uncertainties, future events or recognition or otherwise, except as and to the extent required by applicable law.

All of the Company's forward-looking statements and other information contained in this news release or presented during the update conference call referenced above are expressly qualified by all such risk factors and other risks, cautions and information contained or referenced in each of the Company's applicable SEC Reports.

Company Contact:

James R. Segreto
Chief Financial Officer
SPAR Group, Inc.
(914) 332-4100

Investor Contact:
Valter Pinto
Capital Markets Group, LLC
(914) 669-0222
valter@capmarketsgroup.com

SPAR Group, Inc. and Subsidiaries

Consolidated Statements of Income (Loss) and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2015	2014
Net revenues	$29,266	$28,036
Cost of revenues	22,353	21,806
Gross profit	6,913	6,230

Selling, general and administrative expenses	6,096	5,921
Depreciation and amortization	468	412
Operating income (loss)	349	(103)

Interest expense	58	43
Other income, net	(29)	(45)
Income (loss) before income tax expense	320	(101)

Income tax expense	151	119
Net income (loss)	169	(220)
Net income attributable to non-controlling interest	243	149
Net income (loss) attributable to SPAR Group, Inc.	$(74)	$(369)
Basic and diluted loss per common share:	$-	$(0.02)

Weighted average common shares – basic and diluted	20,562	20,557

Net income (loss)	169	(220)
Other comprehensive loss:
Foreign currency translation adjustments	(664)	(47)
Comprehensive loss	$(495)	$(267)
Comprehensive loss attributable to non-controlling interest	(243)	(149)
Comprehensive loss attributable to SPAR Group, Inc.	$(738)	$(416)

SPAR Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31, 2015	December 31, 2014
Assets	(Unaudited)	(Note)
Current assets:
Cash and cash equivalents	$4,292	$4,382
Accounts receivable, net	24,895	26,245
Deferred income taxes	411	464
Prepaid expenses and other current assets	597	868
Total current assets	30,195	31,959

Property and equipment, net	2,456	2,175
Goodwill	1,800	1,800
Intangible assets	2,981	3,149
Deferred income taxes	5,134	5,134
Other assets	31	353
Total assets	$42,597	$44,570

Liabilities and equity
Current liabilities:
Accounts payable	$3,753	$4,011
Accrued expenses and other current liabilities	6,864	8,149
Accrued expenses due to affiliates	984	487
Deferred income taxes	1,540	1,540
Customer deposits	557	659
Lines of credit	679	658
Total current liabilities	14,377	15,504
Long-term debt and other liabilities	5,400	5,855
Total liabilities	19,777	21,359

Equity:
SPAR Group, Inc. equity
Preferred stock, $.01 par value:
Authorized and available shares– 2,445,598 Issued and outstanding shares– None – March 31, 2014 and None – December 31, 2013	–	–
Common stock, $.01 par value:
Authorized shares – 47,000,000
Issued shares – 20,680,717 – March 31, 2015 and December 31, 2014	207	207
Treasury stock at cost 116,164 shares – March 31, 2015 and 121,663 shares – December 31, 2014	(173)	(183)
Additional paid-in capital	15,613	15,519
Accumulated other comprehensive loss	(2,220)	(1,556)
Retained earnings	4,696	4,770
Total SPAR Group, Inc. equity	18,123	18,757
Non-controlling interest	4,697	4,454
Total Equity	22,820	23,211
Total liabilities and equity	$42,597	$44,570

Note: The Balance Sheet at December 31, 2014, has been excerpted from the consolidated audited financial statements as of that date but does not include certain information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.